Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS ANNOUNCES FIRST QUARTER RESULTS; EXPECTS FISCAL

2008 REVENUES OF APPROXIMATELY $135 MILLION ASSUMING JANUARY

CLOSE OF HPPC ACQUISITION

HOUSTON, TX – December 13, 2007– KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced unaudited financial results for the first quarter ended October 31, 2007.

For the first quarter, revenues increased 26% to $21.3 million compared to the same period last year.   The Company’s gross profit increased on higher sales, but gross margin decreased to 31.9% from 36.0% in last year’s first quarter due primarily to a shift in product mix associated with an increase in creosote sales.  SG&A expenses increased to $4.2 million, or 19.8% of revenue, from $3.3 million or 19.4% of revenue.  Net income was essentially even at $1.6 million or $0.14 per diluted share, which includes non-recurring charges of $118 thousand and $155 thousand (net of income tax) for the first quarters of 2008 and 2007, respectively, associated with the Company’s exit from its MSMA business.  Market conditions associated with this product line continued to deteriorate through fiscal 2007.  In November 2007, the U.S. EPA repeated an earlier adverse determination regarding this product’s registration, which would increase the cost to support the continued registration of this product in the U.S.

Neal Butler, President and CEO of KMG, commented, “Our revenue growth for the quarter was driven by strong performance in our Creosote and Animal Health segments.  Our Creosote revenues increased 44% to $12.5 million from the same quarter last year as we increased prices to compensate for most of the cost increases we faced in purchasing creosote.  As forecasted, Penta revenues remained steady in the first quarter at $7.3 million.  With regard to our Animal Health business, while the first quarter is the start of the off-season, we are pleased to report that revenues were up 73% over the same quarter of last year, due to higher sales of virtually all of our animal health products.”

Mr. Butler continued, “At the end of the first quarter, we were extremely pleased to announce our pending acquisition of the High-Purity Process Chemicals (HPPC) business from Air Products and Chemicals, Inc.  With revenues of approximately $90 million in the year ended September 30, 2007, the HPPC business is the largest U.S.

supplier and third largest supplier in Europe to semiconductor manufacturers of high purity process chemicals used to clean, etch, and otherwise prepare the surface of semiconductor products.  We expect to close the transaction in January 2008, and as such, anticipate that our fiscal 2008 revenues will be approximately $135 million, up from $90 million in fiscal 2007.  The acquisition should be immediately accretive to earnings despite significant integration costs, contributing towards our goal of double digit EPS growth for fiscal 2008.  The HPPC business would contribute in a much more significant way in fiscal 2009, particularly post-integration.

“This niche segment of the electronic chemicals market is perfectly in-line with our business model, and we believe it opens the door for future growth opportunities.  In our original announcement of this transaction, we noted certain regulatory requirements associated with the HPPC manufacturing facility and warehouse near Milan, Italy that had to be met to incorporate those assets in this transaction.  I am pleased to report that we have cleared that hurdle, which will enable us to include this important source of supply serving European manufacturers.”

John V. Sobchak, CFO of KMG, added, “With regard to our balance sheet, we maintained our strong financial position during the first quarter, with cash of $21.5 million at October 31, up from $16.0 million at fiscal 2007 year-end, and long-term debt of $13.7 million, down from $14.1 million, including the current portion.”  Mr. Sobchak continued, “We have secured financing commitments from a bank group to fund a portion of the HPPC acquisition under favorable terms, on the strength of KMG’s existing business as well as the acquisition target.  Combined with KMG’s existing cash position, this new bank facility would provide adequate capital to fund the acquisition and projected capital needs of the combined business.  Based on current interest rates, we would pay less than 7.5% in interest for the acquisition capital.  We anticipate paying down a significant portion of the acquisition debt by the end of this fiscal year with the strong cash flow of our existing business.”

Mr. Butler concluded, “We remain optimistic about the Company’s prospects for 2008, but are even more enthusiastic about the impact the pending acquisition should have on the Company in fiscal 2009 and beyond.  We are firmly focused on successfully closing and integrating the HPPC acquisition and continuing to execute on our proven growth strategy.”

Conference Call

Management will conduct a conference call focusing on the financial results at 10:00 a.m. ET on Thursday, December 13, 2007.  Interested parties may participate in the call by dialing 706-902-1803.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 27267306).  The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgb.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

KMG Chemicals, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

 (UNAUDITED)

	Three Months Ended October 31,
	2007	2006

NET SALES	$21,323	$16,873
COST OF SALES	14,517	10,798
Gross Profit	6,806	6,075

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:	4,227	3,274
Operating income	2,579	2,801

OTHER INCOME (EXPENSE):
Interest & dividend income	249	153
Interest expense	(198)	(243)
Other	(5)	(7)
Total other income (expense)	46	(97)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	2,625	2,704
Provision for income tax	(954)	(978)

NET INCOME FROM CONTINUING OPERATIONS	$1,671	$1,726

DISCONTINUED OPERATIONS
Loss from operations of discontinued MSMA segment	(186)	(243)
Income tax benefit	68	88
Loss on discontinued operations	(118)	(155)

NET INCOME	1,553	1,571

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.15	$0.16
Loss on discontinued operations	(0.01)	(0.01)
Net Income	$0.14	$0.15
Diluted
Income from continuing operations	$0.15	$0.15
Loss on discontinued operations	(0.01)	(0.01)
Net Income	$0.14	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,941	10,533
Diluted	11,228	11,066

SUPPLEMENTAL DATA:
Charge for impairment of assets of discontinued operations	$102	—
Depreciation and amortization expense	$956	$945

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	October 31,	July 31,
	2007	2007

Cash and cash equivalents	$21,488	$16,004

Total assets	84,225	81,233

Long-term debt, including current portion	13,710	14,124